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                      August 23, 2023

       Chad Allen
       Chief Financial Officer
       Northern Oil & Gas, Inc.
       4350 Baker Road
       Suite 400
       Minnetonka , Minnesota 55343

                                                        Re: Northern Oil & Gas,
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 001-33999

       Dear Chad Allen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation